Exhibit 5.2

ELLENOFF GROSSMAN & SCHOLE LLP
150 EAST 42ND STREET
NEW YORK, NEW YORK 10017
TELEPHONE: (212) 370-1300    FACSIMILE: (212) 370-7889
www.egsllp.com

March 15, 2012

BGS Acquisition Corp.
Olazbal 1150
Cuidad Autonoma de Buenos Aires
Argentina 1428

Re: Registration Statement of BGS Acquisition Corp.

Ladies and Gentlemen:

We have acted as United States counsel to BGS Acquisition Corp., a British Virgin Islands business company (the “Company”) in connection with the registration by the Company with the United States Securities and Exchange Commission of 4,600,000 units of the Company, including the underwriters’ over-allotment option (collectively the “Units”), with each Unit consisting of one ordinary share of the Company and one warrant of the Company to purchase an ordinary share (the “Warrant”), pursuant to a Registration Statement on Form F-1 filed by the Company on December 28, 2011 (File No. 333-178780) (as amended, the “Registration Statement”).  Additionally, the Company is providing to The PrinceRidge Group LLC (“PrinceRidge”) one (1) Unit Purchase Option (the “Purchase Option”) pursuant to which PrinceRidge shall have the right to purchase for its own account or that of its designees up to an aggregate of 340,000 Units (the “Representative Units”), with each Representative Unit consisting of one ordinary share and one Warrant (the “Representative Warrants”).  This opinion is being given in accordance with the Legal Matters section of the Registration Statement, as it pertains to the portions of New York law set forth below.

We have examined such documents and considered such legal matters as we have deemed necessary and relevant as the basis for the opinion set forth below. With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents. As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officers and employees of the Company.

Based upon the foregoing, we are of the opinion that:

1. Units. When the Registration Statement becomes effective under the Securities Act of 1933, as amended (the “Act”) and when the offering is completed as contemplated by the Registration Statement, such Units will be validly issued, fully paid and non-assessable will be legally binding obligations of the Company in accordance with their terms except as limited by the Exceptions (defined below).

2. Warrants. When the Registration Statement becomes effective under the Act, when the warrant agreement (the “Warrant Agreement”) is duly executed and delivered and when such Warrants are duly executed and authenticated in accordance with the Warrant Agreement and issued, delivered and paid for as part of the Units, as contemplated by the Registration Statement, such Warrants will be duly issued, fully paid and non-assessable and will be legally binding obligations of the Company in accordance with their terms except: (a) as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law); (b) as enforceability of any indemnification or contribution provision may be limited under the Federal and state securities laws, and (c) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to the equitable defenses and to the discretion of the court before which any proceeding therefor may be brought (the “Exceptions”).

3. Purchase Option. When the Registration Statement becomes effective under the Act, when the terms of the Purchase Option and of its issuance and sale are duly established and the Purchase Option is duly executed and issued, delivered, sold and paid for, as contemplated by the Registration Statement, such Purchase Option will be validly issued, fully paid and non-assessable and will be a legally binding obligation of the Company in accordance with its terms, except as limited by the Exceptions.

4. Representative Units. When the Registration Statement becomes effective under the Act, when the terms of the Representative Units and of their issuance and sale are duly established, and when such Representative Units are duly executed and issued, delivered, sold and paid for upon exercise of the Purchase Option, as contemplated by the Purchase Option and the Registration Statement, such Representative Units will be validly issued, fully paid and non-assessable and will be legally binding obligations of the Company in accordance with their terms, except as limited by the Exceptions.

5. Representative Warrants. When the Registration Statement becomes effective under the Act, when the terms of the Warrant Agreement are duly established and the Warrant Agreement is duly executed and delivered, when the terms of the Representative Warrants underlying the Representative Units and of their issuance and sale are duly established in conformity with the Warrant Agreement and when such Representative Warrants are duly executed and authenticated in accordance with the Warrant Agreement and issued, delivered, sold and paid for as part of the Representative Units, as contemplated by the Purchase Option and the Registration Statement the Representative Warrants will be validly issued, fully paid and non-assessable, and will be legally binding obligations of the Company in accordance with their terms, except as limited by the Exceptions.

Notwithstanding anything in this letter which might be construed to the contrary, our opinions expressed herein are limited to the laws of the State of New York.  We express no opinion with respect to the applicability to, or the effect on, the subject transaction of the laws of any other jurisdiction or as to any matters of municipal law or the laws of any local agencies within any state.  The opinion expressed herein is based upon the law of the State of New York in effect on the date hereof, and we assume no obligation to revise or supplement this opinion after the effective date of the Registration Statement should such law be changed by legislative action, judicial decision, or otherwise.  Except as expressly set forth in our opinion above: (i) we express no opinion as to whether the laws of any other jurisdiction are applicable to the subject matter hereof, and (ii) we express no opinion as to compliance with any other federal or state law, rule or regulation relating to securities, or to the sale or issuance thereof.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement, to the use of our name as your counsel and to all references made to us in the Registration Statement and in the Prospectus forming a part thereof.  In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations promulgated thereunder.

Very truly yours, /s/ Ellenoff Grossman & Schole LLP Ellenoff Grossman & Schole LLP